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Exhibit 10.1

April 18, 2005

Philip G. Kupperman
19706 Bay Cove Drive
Boca Raton, Florida 33434

Dear Phil:

         This letter agreement confirms that Wilshire Enterprises, Inc. ("Wilshire") and you mutually have agreed to terminate your engagement by Wilshire to perform the Consulting Services described in the letter agreement between Wilshire and you dated June 14, 2004 ("Consulting Letter") and sets forth our agreements regarding such termination. Capitalized terms used in this letter agreement and not defined herein, will have the meanings described in the Consulting Letter.

1. Termination of Consulting Services. By our mutual agreement, your engagement to perform the Consulting Services and the Consulting Period shall terminate today, April 13, 2005 ("Termination Date"). By accepting this letter agreement, you acknowledge that (except as otherwise provided herein) you have received all payments and benefits to which you are entitled under the Consulting Letter and that Wilshire has no further obligations to you under the Consulting Letter or otherwise.

2. General Release of Company. In consideration of the Payment (as defined below) and other good and valuable consideration, by accepting this letter you hereby release, waive, discharge and give up any and all Claims (as defined on Exhibit A attached hereto) that you may have against the Company (as defined on Exhibit A attached hereto) arising on or prior to the date that you accept this letter agreement. This releases all Claims including those of which you are not aware and those not mentioned in this letter agreement. You specifically release any and all Claims arising out of your former employment with Wilshire and separation therefrom, as well as your engagement to perform the Consulting Services and the termination thereof.

3. General Release of You. In consideration of your acceptance of this letter agreement, Wilshire releases, waives, discharges and gives up any and all Wilshire Claims (as defined on Exhibit A attached hereto) that Wilshire may have against you, arising on or prior to the date of this letter agreement. This releases all Wilshire Claims including those of which Wilshire is not aware and those not mentioned in this letter agreement up to the date of this letter agreement. Notwithstanding the foregoing, nothing herein shall be deemed to release you from any of your acts or omissions involving or arising from fraud or from your obligations under the Employment Agreement that survived the termination of your employment (including, without limitation, Sections 2.6, 4.3(b), (c) and (d), and 6 through 26).

4. Representations; Covenant Not to Sue. Wilshire and, by accepting this letter, you, hereby represent and warrant to the other that neither has: (A) filed, caused, or permitted to be filed any pending proceeding (nor lodged a complaint with any governmental or quasi-governmental authority) against the other, nor agreed to do any of the foregoing; (B) assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right, Claim or Wilshire Claim, as applicable, against the other that has been released in this letter agreement; and (C) directly or indirectly assisted any third party in filing, causing, or assisting to be filed, any Claim or Wilshire Claim, as applicable, against the other. In addition, neither Wilshire nor you shall encourage or solicit or voluntarily assist or participate in any way in the filing, reporting, or prosecution by itself or any third party of a proceeding, Claim, or Wilshire Claim,(as applicable) against the other based upon or relating to any Claim or Wilshire Claim, as applicable, released by in this letter agreement.

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5. Payment In consideration of your acceptance of this letter agreement,
Wilshire shall provide to you a lump sum payment ("Payment") in the amount of $40,625, representing payment of the Consulting Fees through December 31, 2005. The Payment shall be made to you within 5 business days after your acceptance of this letter agreement. You will receive a 1099 with respect to the Payment.

6. Exercise of Options/Purchase of Acquired Shares. By accepting this letter agreement, you hereby agree to exercise the Options (as defined on Exhibit A attached hereto), at the applicable exercise prices (which shall be equivalent to an aggregate exercise cost of $1,005,500), within 5 business days following your acceptance of this letter agreement. Following your exercise of the Options, Wilshire hereby agrees to purchase from you, and, by accepting this letter, you hereby agree to sell and transfer to Wilshire, free and clear of all liens, claims and encumbrances, all of your right, title and interest in and to the Acquired Shares, for an aggregate payment of $2,100,000 (less applicable withholdings and deductions), which payment represents a purchase price per Acquired Share equal to $7. You will be required to sign the enclosed stock power in blank (representing your sale and transfer to Wilshire of the Acquired Shares) and deliver the signed stock power to Wilshire simultaneously with your return of this letter agreement (countersigned by you). By accepting this letter agreement, you further agree to execute all other documents reasonably requested by Wilshire to effectuate and/or confirm your sale and transfer to Wilshire of the Acquired Shares

7. Binding Agreement; Governing Law. Wilshire and you, together with our respective successors and assigns, shall be bound by this letter agreement. This letter agreement and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of New Jersey, without reference to choice of law rules. Wilshire and you consent to the sole jurisdiction of the federal and state courts of New Jersey. WILSHIRE AND, BY ACCEPTING THIS LETTER AGREEMENT, YOU HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY.

8. Opportunity for Review. By accepting this letter agreement, you represent and warrant to Wilshire that you (a) have had a sufficient opportunity to review this letter agreement, (b) have read and understood this letter agreement, (c) have entered into this letter agreement on your own free will and volition, (d) understand that you are responsible for your own attorney's fees and costs, and
(e) have had the opportunity to review this letter agreement with counsel.

Kindly sign your name at the end of this letter agreement to signify your understanding and acceptance of these terms. This letter agreement, countersigned by you, together with the enclosed stock power signed by you, must be returned to Wilshire on or before April 19, 2005.

                                                Very truly yours,

                                                Wilshire Enterprises, Inc.

                                                By:  /s/ Seth H. Ugelow
                                                     ------------------


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Agreed and accepted this 19 day of April, 2005


/s/ Philip G. Kupperman
-----------------------
Philip G. Kupperman






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                                    Exhibit A

                               Certain Definitions

"Acquired Shares" means the 300,000 shares of common stock of Wilshire acquired by you in connection with your exercise of the Options.

"Claims" means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, consulting fees, expense reimbursement, severance pay, termination fees, commissions, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement (including without limitation the Employment Agreement and the Consulting Letter), offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey, the State of Florida or any other state and the United States, including, but not limited to, federal and state wage and hour laws, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employment Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act ("ADEA"), OSHA, the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the Florida Civil Rights Act of 1992, the Florida Human Rights Act, the Florida Occupational Safety and Health Act, and the Florida Whistleblower's Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional.

"Company" means Wilshire, together with its affiliates and subsidiaries and their respective officers, directors, employees, shareholders, members, partners, plan administrators, attorneys and agents, as well as any predecessors, future successors or assigns or estates of any of the foregoing.

"Options" means the following options to purchase shares of Wilshire's common stock granted to you pursuant to the Wilshire 1995 Stock Option and Incentive
Plan:

         Option Grant Date    #of Options    Option Exercise Price
         -----------------    -----------    ---------------------
         7/15/02                250,000               $3.32
         1/2/03                  50,000               $3.51

"Wilshire Claims" means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever that Wilshire may have against you arising out of: (A) your former employment with Wilshire or termination therefrom, your engagement to perform the Consulting Services or the termination thereof, or the circumstances related the foregoing; or (B) by reason of any other matter, cause, or thing whatsoever from the date of your initial employment with Wilshire to the date of this letter agreement, whether arising directly or indirectly from any act or omission, whether intentional or unintentional.


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